PixTech


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                         EMPLOYMENT AGREEMENT YVES MOREL
                              AS OF MARCH 16, 1994
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Dear Sir :

Following our last conversation, we have the pleasure to inform you that Pixel International (hereafter the "Company") has decided to hire you starting March 18, 1994, under the following general conditions within the "Convention Collective Nationale de la Metallurgie" (hereafter the "Convention Collective") and under the particular conditions as defined below :

Article 1 - Job Description

You shall be employed by our Company as Director of Finance and Administration, "cadre" position IIIA. You shall report directly to the President.

Article 2 - Non-commitment Clause

You shall join the Company progressively according to a timing agreed in common. This transitional period cannot however exceed May 1st, 1994, date as of which you shall be working full time for Pixel International.

You strictly declare that, starting May 1st, 1994, you shall no longer be employed by any other company, you shall have left your previous employer free of any commitment and shall no longer be bound by any non-competition obligation.

Article 3 - Term of the Agreement - Trial Period

You are employed for an undetermined period of time with a three month trial period starting May 1st, 1994. During this trial period, each party may end the employment agreement at any time, without notice or compensation.

At the end of the trial period, and after favorable opinion of the medical authorities, this agreement may be ended by any of the parties only with a 3 month notice according to the Convention Collective.

Article 4 - Compensation

You shall get an annual gross compensation of FF 350,000 (three hundred and fifty thousand).

This compensation shall be paid on a monthly basis over 12 months, by bank check or mail or bank transfer at the end of each month.

Due to the responsibilities resulting from your position, this compensation is considered as a lump sum.

You shall also be granted options to purchase shares of PixTech, Inc., which amount and condition of exercise shall be defined within the coming weeks.

Article 5 - Place of Work

You shall be working in Rousset or in any other town in the south of France.

During your employment with the Company you agree to travel as often as needed in France or abroad.

Article 6 - Obligations of the Employee - Exclusive Employment and
Non-Disclosure

You exclusively devote your time to the Company.

You may not, either during your employment or at any later date, give, provide and supply, in any way to any person, firm, association or company, the name or address of any customer of the Company, any trade secret of the profession or any confidential information regarding the activity of the Company or the members of its personnel, except with the written authorization given by a legal representative of the Company.

Article 7 - Non-disclosure Agreement

Should the present agreement be terminated by any of the parties, for whatever reason, you expressly agree not to (i) work in France or in any other country where you have been employed by the Company, for a company manufacturing or selling products or services likely to compete with those of the Company, (ii) to set up in France or in any other country where you have been employed by the Company, for your own account, a company of the same kind or to participate directly or indirectly to such company, even as a sleeping partner, (iii) to canvass for your own account or that of third parties whatever the reason, the customers of the Company.

It is expressly agreed that the execution of the present clause is limited to a one year period starting from the date of your leaving the Company, this period being renewable once by the Company.

It is agreed that under any circumstances, the Company may shorten the application period of the non-competition clause, or even give it up, provided however to inform you of this decision by registered letter with acknowledgment receipt within 8 days following the notification of the employment contract termination.

Article 8 - Non-solicitation

Should the present agreement be terminated by any of the parties, whatever the reason, you agree not to, either for your own account of for the account of a third party, try and hire either the personnel of the Company, or any person having been a member of the personnel of the Company during the year preceding your leaving the Company and during the following year.

Article 9 - Intellectual and/or Industrial Property

If, during your employment with the Company, which includes an inventive part, you are to realize any invention, patentable or not, create designs or models, methods, programs, formulas or processes related to the activity, studies or research of the Company, and potentially patentable, the resulting intellectual or industrial property rights would belong to the Company.

However, should you without the assistance of the Company, realize an invention or a creation as above referred to, not related to the Company's activities, studies or research, the resulting intellectual or industrial rights would be your property.

Article 10 - Termination of employment agreement

Should the present employment agreement be terminated, whatever the reason (resignation, dismissal, retirement, sickness leave), you agree to give back to the Company, the day of your departure, and whatever the term of the present agreement, all documents, reports, drawings, plans, lists, credit cards and correspondence as well as any equipment or products and cars belonging to the Company.

In order to state your agreement on all of the above, please return to us one copy of the present agreement after having initialed each page and signed the last one after having handwritten "Read, approved and agreed" .


The Company,                                          Yves Morel
By : /s/ Jean-Luc Grand-Clement                       By : /s/ Yves Morel
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Jean-Luc Grand-Clement,
President